Exhibit 99.2

SERACARE LIFE SCIENCES, INC

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

This unaudited pro forma consolidated balance sheet has been prepared as if the acquisition had taken place as of March 31, 2004. The unaudited pro forma consolidated statement of operations for the six-months ended March 31, 2004 and the year ended September 30, 2003, have been prepared as if the acquisition had taken place on October 1, 2002. The operations acquired from Genomics Collaborative, Inc. (“GCI”) have a fiscal year end of December 31. The pro forma statement of operations for the six-months ended March 31, 2004 has been prepared using GCI’s results of operations for the same six-month period. The pro forma statement of operations for the year ended September 30, 2003 has been prepared using GCI’s results of operations for their year ended December 31, 2003.

The pro forma adjustments are based upon available information and certain assumptions that SeraCare Life Sciences, Inc.’s (“SRLS”) management believes is reasonable. The unaudited pro forma consolidated financial statements are provided for informational purposes only and are not necessarily indicative of the results that would have occurred if the acquisition had occurred on the date indicated or the expected financial position or results of operations in the future.

Furthermore, the allocation of the purchase price is preliminary and changes are expected as additional information becomes available. As a result, actual asset and liability values, including goodwill, and related operating results, including actual depreciation and amortization, could differ materially from those reflected in the unaudited pro forma consolidated financial statements included herein.

The unaudited pro forma consolidated financial statements should be read in conjunction with SRLS’s separate historical financial statements and notes thereto as filed with the Securities and Exchange Commission, as well as the historical financial statements and notes thereto of the operations of GCI acquired by SRLS contained elsewhere herein, and in conjunction with the related notes to these unaudited pro forma consolidated financial statements. In management’s opinion, all material adjustments necessary to reflect the effect of this transaction have been made.

SERACARE LIFE SCIENCES, INC.

Unaudited Pro Forma Consolidated Balance Sheet

March 31, 2004

(in thousands)

	SeraCare Life Sciences, Inc. Historical	(a) Genomics Collaborative, Inc. March 31, 2004 Ending Balance	Allocation of GCI Purchase Price		Pro forma Combined
Assets
Current Assets
Cash and cash equivalents	$724	$2,645	$(1,180	)(b)	$2,189
Accounts receivable, net	6,073	969	—		7,042
Inventory	12,105	—	6,958	(c)	19,063
Prepaid expenses and other current assets	1,178	354	—		1,532

Total Current Assets	20,080	3,968	5,778		29,826
Property and equipment, net	1,217	2,776	—		3,993
Goodwill, less accumulated amortization	6,785	—	3,941	(a)	10,726
Intangibles	—	—	370	(a)	370
Other assets	443	446	—		889

Total Assets	$28,525	$7,190	$10,089		$45,804

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$4,064	$684	$—		$4,748
Accounts payable to related parties	896	—	—		896
Accrued expenses	846	—	—		846
Accrued acquisition costs	—	—	401	(b)	401
Term loan – current portion	—	650	—		650
Deferred revenue	—	17	—		17

Total Current Liabilities	5,806	1,351	401		7,558

Line of Credit / Long-term debt	500	1,639	833	(b)	2,972
Stockholders’ Equity
Preferred stock	—	60,630	(60,630	)(a)	—
Preferred stock warrant	—	154	(154	)(a)	—
Common stock	1,903	77	(77	)(a)	14,958
	—	—	13,055	(b)	—
Additional paid-in capital	13,519	—	—		13,519
Retained earnings	6,797	(56,661)	56,661		6,797

Total stockholders’ equity	22,219	4,200	8,855		35,274

Total Liabilities and Stockholders’ Equity	$28,525	$7,190	$10,089		$45,804

See accompanying notes to unaudited pro forma consolidated financial statements.

SERACARE LIFE SCIENCES, INC.

Unaudited Pro Forma Consolidated Statement of Operations

For the six-months ended March 31, 2004

(in thousands, except share and per share amounts)

	SeraCare Life Sciences, Inc. Historical	Genomics Collaborative, Inc.	Pro forma Adjustments		Pro forma Combined
Revenues:
Net sales	$11,438	$2,670	$—		$14,108
Cost of sales	7,340	—	267	(c)	7,607

Gross Profit	4,098	2,670	(267)		6,501
Research and development	—	1,338	(1,338	)(d)	—
Depreciation and amortization	—	652	(390	)(e)	262
Selling, general, and administrative	2,378	1,067	—		3,445

Total expenses	2,378	3,057	(1,728)		3,707
Income (loss) from operations	1,720	(387)	1,461		2,794
Other income (expense)	(68)	(66)	(19	)(b)	(153)

Income (loss) before income tax expense	1,652	(453)	1,442		2,641
Income tax expense	9	—	105	(f)	114

Net income (loss)	$1,643	$(453)	$1,337		$2,527

Earnings (loss) per common share:
Basic	$0.21				$0.29
Diluted	$0.18				$0.25
Weighted average shares used in per share calc
Basic	7,772,000				8,838,000	(b)

Diluted	9,009,000				10,075,000	(b)

See accompanying notes to unaudited pro forma consolidated financial statements.

SERACARE LIFE SCIENCES, INC.

Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended September 30, 2003

(in thousands, except for share and per share data)

	SeraCare Life Sciences, Inc. Historical	Year Ended December 31, 2003 Genomics Collaborative, Inc.	Pro forma Adjustments		Pro forma Consolidated
Revenues:
Net sales	$23,202	$4,338	$—		$27,540
Cost of sales	16,075	—	434	(c)	16,509

Gross Profit	7,127	4,338	(434)		11,031
Research and development	—	3,730	(3,730	)(d)	—
Depreciation and amortization	—	1,943	(780	)(e)	1,163
Selling, general, and administrative	4,233	1,445	—		5,678

Total expenses	4,233	7,118	(4,510)		6,841
Income (loss) from operations	2,894	(2,780)	4,076		4,190
Other income (expense)	6	(213)	(37	) (b)	(244)

Income (loss) before income tax expense	2,900	(2,993)	4,039		3,946
Income tax expense	284	—	103	(f)	387

Net income (loss)	$2,616	$(2,993)	$3,936		$3,559

Earnings (loss) per common share:
Basic	$0.35				$0.42
Diluted	$0.31				$0.38
Weighted average shares used in per share calculation
Basic	7,488,000				8,554,000	(b)

Diluted	8,321,000				9,387,000	(b)

See accompanying notes to unaudited pro forma consolidated financial statements.

SERACARE LIFE SCIENCES, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following pro forma adjustments (comments (a) thru (f)) were made to the historical consolidated statement of operations of SRLS and the operations acquired from GCI for the six months ended March 31, 2004 and the year-ended September 30, 2003, to reflect the acquisition as if it had occurred on October 1, 2002. These adjustments are based on a preliminary valuation, and are subject to material changes upon completion of a final valuation and other factors as described in the introduction to these unaudited pro forma consolidated financial statements.

Pro Forma Adjustments

(a) The unaudited pro forma balance sheet for GCI represents the fair value of its assets and liabilities at March 31, 2004. We adjusted GCI’s presentation format to that of SRLS.

Pro forma adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to GCI’s net tangible assets to a preliminary estimate of their fair values at March 31, 2004, to establish inventory, goodwill and intangible asset balances and to eliminate GCI’s equity accounts.

The GCI acquisition (the “Acquisition”) is being accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS 141”), whereby the total cost of the Acquisition has been allocated to tangible and intangible net assets acquired based upon determined fair values at the effective date of the Acquisition (the “Acquisition Date”). The following table summarizes the determined fair values of the assets acquired and liabilities assumed at the Acquisition Date.

	Acquired from GCI (in thousands)	Estimated Life
Current assets, including inventory	10,926
Property, furniture and equipment, net	2,776	Various (2-7 yrs)
Goodwill	3,941	Indefinite
Intangibles	370	Various (2-5 yrs)
Other assets	446	Indefinite
Total assets acquired	18,459

Current liabilities	1,351
Long term liabilities	1,639

Total liabilities assumed	2,990

Fair value of net assets acquired	$15,469

The goodwill is not subject to amortization and all of the amount assigned to goodwill is deductible for tax purposes over 15 years.

Based on the preliminary purchase price allocation, goodwill resulting from the Acquisition is estimated to be $5,926,000 rather than the $3,941,000 shown on the March 31, 2004 pro forma consolidated balance sheet. This increase in goodwill is primarily the result of the operations of GCI during the period from April 1, 2004 through the Acquisition Date.

(b) The Acquisition was funded with SRLS’s common stock and cash. The purchase price reported on the pro forma balance sheet includes approximately $401,000 in accrued acquisition costs as of July 30, 2004, associated with the transaction. The purchase price paid by SRLS in the Acquisition was $14,235,000, which consisted of 1,065,683 shares of SRLS’s common stock as well as a cash payment of $1,180,000. The cash portion of the purchase price was paid by SRLS at the Acquisition Date. To fund the cash portion of the purchase price, SRLS borrowed $833,242 (the amount of the net cash payment) under its existing line of credit with Brown Brothers Harriman & Co. The estimated interest expense for this borrowing has been reflected in the pro forma adjustments for both the six months ended March 31, 2004 and for the year ended September 30, 2003. The market value of the 1,065,683 shares (based on a stock price of $12.25 on June 3, 2004) was $13,055,000.

(c) GCI did not recognize inventory and the related cost of sales as it expensed costs related to inventory as research and development expense prior to the Acquisition Date. The inventory balance is based on a fair value of $6,958,000, which value was verified by an independent third party expert. The cost of sales are estimated to be 10% of the related sales for both the six months ended March 31, 2004 and the year ended September 30, 2003.

(d) The research and development expenses have been adjusted to reflect the capitalization of such expense as inventory and the related cost of sales (as discussed in note (c) above) for the pro forma periods.

(e) SRLS and an independent third party expert reviewed the estimated useful lives for the depreciable assets acquired in the Acquisition and determined that the remaining useful lives were longer than those remaining on GCI’s records. Therefore, depreciation was adjusted to reflect the longer useful lives for the assets acquired at the Acquisition Date.

(f) Income tax expense included in the pro forma adjustments was calculated using SRLS’s estimated effective tax rates of 10.6% for the six months ended March 31, 2004 and 9.8% for the year ended September 30, 2003.